Press Release                             405 Lancaster Avenue
                                   Greer, South Carolina 29650
                                                (864) 879-1000


Contact:  Fred T. Grant, Jr.             For Immediate Release
       Senior Vice President - Finance       January 28, 2004


        RYAN'S REPORTS RECORD FOURTH QUARTER 2003 RESULTS
            _________________________________________
     GREER,  SOUTH CAROLINA - - Ryan's Family Steak Houses,  Inc.

(NASDAQ:RYAN)  today reported record financial  results  for  the fourth quarter of 2003.

     Fourth quarter restaurant sales grew to $197.6 million  from

$185.1  million  during  the comparable  quarter  of  2002.   Net

earnings  for the fourth quarter of 2003 increased to $12,399,000 from  $10,011,000 in 2002.  Earnings per share (diluted) for  the fourth  quarter of 2003 reached a new record level  of  28  cents compared to 23 cents in 2002.

     For  the year ended December 31, 2003, restaurant sales grew

to  $805.0  million,  up from $773.8 million  during  2002.   Net

earnings  amounted to $49.8 million in 2003 and $50.4 million  in

2002.   Earnings per share (diluted) increased to $1.14  in  2003

from $1.11 cents in 2002.

     Management  noted  that both the fourth quarter's  and  full year's results were impacted by a decrease in the Company's full-

year  effective tax rate to 33.5% for 2003 from 36.2%  for  2002,

resulting  principally from higher federal and state tax  credits

based  on revised estimates made during the fourth quarter.   The

fourth  quarter's effective tax rate decreased to 23.8% for  2003

from  36.2%  for  2002  in  order to reflect  this  change.   For

comparison purposes, earnings before income taxes for the  fourth quarter  of 2003 increased by 3.7% over the comparable period  in

2002.   Earnings  before  income taxes  for  the  full-year  2003

decreased by 5.1% compared to 2002's amount.  Assuming  that  the continuation of the Work Opportunity Tax Credit is legislated  by

the   U.S.  Congress,  management  believes  that  the  Company's effective rate for 2004 should be approximately 33.8%.

     Important achievements for the Company during 2003 included:


    Average unit sales records were set for nine out of twelve months and for three out of four quarters in 2003 and for the year 2003 itself;
    Same-store sales strengthened during the year with a 4%
     increase during the fourth quarter;
    New restaurants that were opened in 2003 produced excellent sales results, averaging $3.5 million per location (annualized);
and
    Share repurchases for 2003 amounted to 1.5 million shares, resulting in lifetime share repurchases approximately 43.2 million shares, or 54% of the shares that were outstanding at the start of the repurchase program in 1996.

     Commenting on the quarter, Charles D. Way, Chairman and  CEO of  the Company, said, "Our restaurant operations benefited  from good sales trends and strong food cost controls during the fourth

quarter.   Same-store sales increased by 4% due to  good  results

from our lodge conversions and the beneficial impact of our local store  marketing program.  We spent significant time  during  the fourth  quarter  analyzing costs associated with our  conversions and  now believe that we can implement the conversions at a lower cost and with less closed-store time.  In addition, food costs at

our  converted units appear to be properly controlled.   We  have

converted  24 restaurants to the lodge prototype, which  includes display cooking, and plan to convert another 20 to 25 restaurants

during  2004.   Also, our restaurant managers  are  very  excited

about  their involvement with our local store marketing  program.

This  program has focused our managers on effective merchandising and  being  a  part of their local communities  with  a  goal  of bringing  new customers to their restaurants.  We expect  to  see future benefits from this program during the upcoming year."

     We  are  also pleased that, in spite of significantly higher beef costs, our food costs for the quarter did not increase, as a percent  of sales, over the prior year.  While we benefited  from lower  poultry and seafood costs and also higher menu  prices  at selected  locations,  our store managers focused  on  controlling their food costs and favorably impacted these costs."

     We look forward to a more profitable 2004.  Our sales trends are  strong, and beef costs have decreased from their high fourth quarter  levels.  Our variety makes Ryan's a great place for  any

diet.   We  serve fresh fruits and vegetables as well as  several

sugar-free  desserts.  We also serve many low-carbohydrate  items and  in  the  near  future will be introducing several  new  low-

carbohydrate  specialties  for  our  customers.   Ryan's  is  for

everyone,  and  we  look forward to continuing our  tradition  of serving  our  customers  great food  at  reasonable  prices  with friendly service."

     At  December 31, 2003, the Company owned and operated 334 and was franchiser of 18 restaurants.

     In  connection  with this press release,  members  of  Ryan's executive  management  will  be holding  a  conference  call  with investment analysts today at 4:00 p.m. ET.  The public can  listen to  a live webcast of this call by logging on to the web at either

www.ryansinc.com   or   www.prnewswire.com   and   following   the

appropriate links.

     Certain  matters discussed in this press release are forward-

looking  statements  within the meaning of the federal  securities laws  and  are subject to uncertainties and risks, including,  but not  limited  to, general economic conditions, including  consumer

confidence   levels;  competition;  developments   affecting   the

public's  perception  of  buffet-style  restaurants;  real  estate

availability;  food  and  labor  supply  costs;  food  and   labor

availability;  weather fluctuations; interest  rate  fluctuations;

stock market conditions; political environment (including acts  of terrorism and wars); legislative decisions involving tax issues by both federal and state governments; and other such risks described from  time  to  time  in  the Company's  reports  filed  with  the

Securities and Exchange Commission.
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                RYAN'S FAMILY STEAK HOUSES, INC.


               CONSOLIDATED STATEMENTS OF EARNINGS

                           (Unaudited)

                            Quarter Ended            Year Ended
                     December 31,  January 1,  December 31,  January 1,
                         2003        2003         2003         2003
Restaurant sales    $197,627,000  185,105,000  805,009,000  773,817,000

Cost of sales:
 Food and beverage    68,544,000   64,320,000  283,535,000  275,674,000
 Payroll and benefits 63,696,000   60,157,000  253,152,000  241,420,000
 Depreciation          8,457,000    7,937,000   32,503,000   30,226,000
 Other restaurant
   expenses           27,748,000   25,758,000  112,872,000  104,337,000
     Total cost of
      sales          168,445,000  158,172,000  682,062,000  651,657,000
General and
  administrative
   expenses           11,480,000    9,597,000   42,022,000   38,034,000
Interest expense       2,724,000    2,404,000   10,216,000    9,302,000
Revenues from
  franchised restaurants(338,000)    (369,000)  (1,503,000)  (1,663,000)
Other income, net       (946,000)    (388,000)  (2,709,000)  (2,486,000)

Earnings before
  income taxes        16,262,000   15,689,000   74,921,000   78,973,000
Income taxes           3,863,000    5,678,000   25,098,000   28,588,000

     Net earnings    $12,399,000   10,011,000   49,823,000   50,385,000

Earnings per common share:
 Basic                  $    .30          .23         1.18         1.15
 Diluted                $    .28          .23         1.14         1.11
Weighted-average shares:
 Basic                42,004,000   42,886,000   42,210,000   43,680,000
 Diluted              43,758,000   44,180,000   43,754,000   45,518,000
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
                RYAN'S FAMILY STEAK HOUSES, INC.

                   CONSOLIDATED BALANCE SHEETS

                                   December 31,    January 1,
                                       2003           2003
ASSETS                             (Unaudited)
Current assets:
 Cash and cash equivalents         $8,617,000      2,654,000
 Receivables                        4,293,000      5,010,000
 Inventories                        5,648,000      5,119,000
 Prepaid expenses                   1,758,000      1,266,000
 Income taxes receivable                 -         2,739,000
 Deferred income taxes              5,150,000      4,676,000
  Total current assets             25,466,000     21,464,000

Property and equipment:
 Land and improvements            154,528,000    144,859,000
 Buildings                        449,561,000    413,700,000
 Equipment                        252,611,000    231,244,000
 Construction in progress          25,789,000     29,245,000
                                  882,489,000    819,048,000
 Less accumulated depreciation    264,339,000    234,627,000
  Net property and equipment      618,150,000    584,421,000

Other assets                        8,073,000      7,194,000
                                 $651,689,000    613,079,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                   7,080,000     10,896,000
 Income taxes payable               1,288,000           -
 Accrued liabilities               42,090,000     35,748,000
  Total current liabilities        50,458,000     46,644,000
Long-term debt                    196,000,000    202,000,000
Deferred income taxes              42,824,000     39,375,000
Other long-term liabilities         5,467,000      4,579,000
  Total liabilities               294,749,000    292,598,000
Shareholders' equity:
 Common stock of $1.00 par
   value; authorized 100,000,000
   shares; issued 41,843,000 shares
   in 2003 and 42,745,000 shares in
   2002                            41,843,000     42,745,000
 Additional paid-in capital         1,412,000      2,066,000
 Retained earnings                313,685,000    275,670,000
  Total shareholders' equity      356,940,000    320,481,000
Commitments and contingencies
                                 $651,689,000    613,079,000


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
                RYAN'S FAMILY STEAK HOUSES, INC.

              CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (Unaudited)

                                           Year Ended
                                   December 31,   January 1,
                                      2003           2003

Cash flows from operating
  activities:
 Net earnings                     $49,823,000     50,385,000
 Adjustments to reconcile net
   earnings to net cash provided
   by operating activities:
   Depreciation and amortization   34,445,000     31,644,000
   Gain on sale of property
     and equipment                   (150,000)       (28,000)
   Tax benefit related to stock
     option programs                1,412,000      1,784,000
   Deferred income taxes            2,975,000      8,328,000
   Decrease (increase) in:
     Receivables                      717,000       (204,000)
     Inventories                     (529,000)       (28,000)
     Prepaid expenses                (492,000)      (450,000)
     Income taxes receivable        2,739,000     (2,739,000)
     Other assets                  (1,130,000)      (528,000)
   Increase (decrease) in:
     Accounts payable              (3,816,000)    (2,576,000)
     Income taxes payable           1,288,000     (3,238,000)
     Accrued liabilities            6,342,000       (585,000)
     Other long-term liabilities      888,000        666,000
Net cash provided by operating
  activities                       94,512,000     82,431,000

Cash flows from investing activities:
 Proceeds from sale of
   property and equipment           9,240,000      5,467,000
 Capital expenditures             (76,853,000)   (74,125,000)
Net cash used in investing
   activities                     (67,613,000)   (68,658,000)

Cash flows from financing activities:
  Net proceeds from (repayment of)
  revolving credit facility      (106,000,000)    24,000,000
  Proceeds from issuance of
    senior notes                  100,000,000           -
  Debt issuance costs                (160,000)          -
 Proceeds from stock options
  exercised                         3,688,000      3,508,000
 Purchase of common stock         (18,464,000)   (51,950,000)
Net cash used in financing
  activities                      (20,936,000)   (24,442,000)

Net increase (decrease) in cash
  and cash equivalents              5,963,000    (10,669,000)

Cash and cash equivalents -
  beginning of period               2,654,000     13,323,000

Cash and cash equivalents -
  end of period                    $8,617,000      2,654,000

Supplemental disclosures
Cash paid during period for:
 Interest, net of amount
   capitalized                     $9,914,000      8,794,000
 Income taxes                      17,262,000     24,784,000

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